Supplement to Symetra TrekSM Index-Linked Annuity
Supplement dated March 11, 2019
to Prospectus dated November 5, 2018

The following disclosure is added to Appendix A: State Variations

STATE	FEATURE OR BENEFIT	VARIATION OR AVAILABILITY
California	See "Right To Examine" under the Section titled "Purchase"
If you reside in California and you are age 60 or older, you may return the Contract within 30 days from the date you received it. During that 30 day period, your money will be placed in a fixed account or money-market fund, unless you direct that the Purchase Payment be invested in a stock or bond portfolio underlying the Contract during the 30 day period. If you do not direct that the Purchase Payment be invested in a stock or bond portfolio, and if you return the policy within the 30 day period, you will be entitled to a refund of the Purchase Payment plus any fees or charges deducted under the Contract. If you direct that the Purchase Payment be invested in a stock or bond portfolio during the 30 day period, and if you return the Contract during that period, you will be entitled to a refund of the Contract Value, which could be less than the Purchase Payment you paid for the Contract.

	Nursing Home Waiver	The nursing home waiver is not available in the state of California.
	Terminal Illness Waiver	The terminal illness waiver is not available in the state of California.